Exhibit 99.1
CHANGE ORDER #1 TO SITEWORK CONTRACT
First United Ethanol, LLC, a Georgia limited liability corporation (“Owner”) agrees to pay the lump sum of ONE MILLION FIVE HUNDRED THIRTY-THREE THOUSAND AND NO/100 DOLLARS ($1,533,000.00) to Folsom Construction Co., a Georgia corporation (“Contractor”) in exchange for the timely completion of all additional sitework identified herein (Change Order #1) in strict accordance with all of the remaining terms and conditions of the original Sitework Contract dated January 17, 2007 (“Original Agreement”):
ARTICLE 1. The Additional Work
1.1 Contractor agrees to perform and complete all additional work identified below in strict accordance with the plans and specifications prepared by Fagan Engineering, LLC (“Civil Engineer”) as more fully described as follows:
(1)	Prepare subgrade for final site improvements;

(2)	Install a water system;

(3)	Install a sanitary sewer system;

(4)	Install utility water blowdown system;

(5)	Install natural gas or propane system; and

(6)	Perform final grading as per plans and spread top soil over areas to be seeded.
ARTICLE 2. Time
2.1 Contractor understands time remains of the essence under the Original Agreement and therefore agrees to complete all of the additional work required by Change Order #1 no later than ~~June 30,~~ July 31st, 2007 (“Adjusted Completion Date”).

ARTICLE 3. Price
3.1 Owner shall pay Contractor the lump sum of ONE MILLION FIVE HUNDRED THIRTY-THREE THOUSAND AND NO/100 DOLLARS ($1,533,000.00) resulting in an adjusted contract price of SEVEN MILLION THREE HUNDRED EITHTY-THREE THOUSAND SIX HUNDRED THIRTY-SIX AND 45/100 DOLLARS ($7,383,636.45), which sum shall not be subject to increase unless a written change order is executed by the Owner.
ARTICLE 4. Miscellaneous
4.1 The Contractor understands and agrees that this Change Order #1 shall be subject to and governed by all remaining conditions of the Original Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized officers under seal as of this 7th day of May, 2007.
“CONTRACTOR”
By:     /s/ Rann Folsom                    (Seal)
Date Executed:          5-11-07
“OWNER”
By:      /s/ Anthony J. Flagg          (Seal)
Date Executed:           5-11-07